SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 11, 2004

NORTHWEST BIOTHERAPEUTICS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	0-33393	94-3306718
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

22322 20th Avenue SE, Suite 150, Bothell, WA 98021
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(425) 608-3000
REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE

(FORMER NAME OR FORMER ADDRESS IF CHANGED SINCE LAST REPORT)

ITEM 5. Other Events and Regulation FD Disclosure.
SIGNATURE
EXHIBIT INDEX
EXHIBIT 10.1

ITEM 5. Other Events and Regulation FD Disclosure.

Northwest Biotherapeutics, Inc. (the “Company”) announced today that it has agreed to the terms of a $500,000 loan from Toucan Capital Fund II, LP (“Toucan”). The loan was made in connection with the Recapitalization Agreement executed by the Company and Toucan on April 26, 2004. The loan accrues interest at 10% per year and the principal and interest is convertible into capital stock of the Company, generally at Toucan’s option, prior to repayment. The principal and interest on the loan is currently convertible at $0.04 per share (subject to adjustment). In connection with the loan, the warrant previously issued to Toucan (the “Bridge Warrant”) became exercisable for an additional 30 million shares of the Company’s capital stock at an exercise price of $0.01 per share. To date, Toucan has loaned the Company $1.1 million and in connection with these loans has received the Bridge Warrant which is currently exercisable for up to 66 million shares of Company’s capital stock. The Company believes that the additional $500,000 received on June 11, 2004 will last until approximately August 1, 2004.

The Recapitalization Agreement contemplates a proposed equity financing that would provide for the potential issuance and sale of up to $40 million of convertible preferred stock (including any shares issuable upon conversion of bridge funding, but not including any shares issuable upon exercise of warrants, options, and similar instruments or obligations), in one or more closings over a period of 12 months from the first closing of the sale of convertible preferred stock. If issued, the convertible preferred stock will be issued at a price per share equal to the lesser of $0.10 (as adjusted for stock splits, stock dividends and the like) or a 35% discount to the average closing price of the Company’s common stock during the twenty trading days prior to the first closing of the proposed equity financing, but not less than $0.04 per share. The proposed equity financing is contingent upon the company complying with covenants in the Recapitalization Agreement and locating investors who are willing to invest in the Company on the terms proposed.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC.

	By:	/s/ Alton L. Boynton

Alton L. Boynton, President
Dated: June 21, 2004

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
10.1	Loan, Security Agreement and 10% Convertible, Secured Promissory Note in the principal amount of $500,000 between the Company and Toucan Capital Fund II, L.P.